Exhibit 99.1
NOTICE OF BLACKOUT PERIOD

To:	Directors and Executive Officers of Alliant Energy Corporation
Re:	Alliant Energy Corporation Blackout Period
Date:	July 26, 2024

This notice to inform you, as directors and executive officers of Alliant Energy Corporation, of an upcoming blackout period under the Alliant Energy Corporation 401(k) Savings Plan (the “Plan”). The blackout period is necessary to transfer recordkeeping and trustee services for the Plan to Fidelity Workplace Services, LLC. During the blackout period, Plan participants will be temporarily unable to change contribution rates or enroll in the Plan, change how current or future contributions will be invested, request exchanges (transfers) between investment options, or request or obtain loans or distributions from the Plan. Participants in the Plan have been notified of the blackout period.

During this blackout period, you will be unable to trade in Alliant Energy common stock (including options and derivatives). This applies whether or not you participate in the Plan and applies to all shares of Company stock whether or not held in the Plan. The Plan blackout period is expected to begin at 3:00 p.m., Central Time, on August 30, 2024, and end the week of September 22, 2024.

In accordance with the Sarbanes-Oxley Act of 2002, the SEC’s Regulation BTR prohibits the Company’s directors and executive officers from directly or indirectly purchasing, selling or otherwise acquiring or transferring any shares of Alliant Energy common stock or other equity securities of Alliant Energy, including pursuant to options to acquire common stock and other derivative securities, during the Plan blackout period. This trading restriction bars directors and executive officers from trading within the Plan as well as trading outside the Plan. Again, the Plan blackout period, and thus the period in which you are prohibited from trading Company shares, is expected to begin on August 30, 2024 at 3:00 p.m. (Central Time) and end during the calendar week beginning September 22, 2024.

These rules apply in addition to the trading restrictions under the Company’s Trading in Company Securities Compliance Memo.

If you have any questions concerning this notice, the blackout period or the transactions affected by the blackout period, please contact Omar Chaudhary, the Company’s Corporate Secretary, 4902 N. Biltmore Lane, Madison, Wisconsin 53718, 608-458-3186. You may obtain, without charge, information as to whether the blackout period has begun or ended by contacting Mr. Chaudhary at the address and phone number listed above.